Albertsons Companies Reports Fourth Quarter and Fiscal 2017 Results

Boise, ID - April 11, 2018

Albertsons Companies, Inc. (the "Company") today reported results for the fourth quarter of fiscal 2017 and fiscal year 2017, which ended February 24, 2018.

Fourth Quarter and Fiscal 2017 Highlights

•	Identical store sales, excluding fuel were positive at 0.6% in the fourth quarter

•	Net income was $388 million in the quarter, which includes an income tax benefit of $373 million

•	Adjusted EBITDA was $712 million, or 5.1% of sales, up $25 million in the quarter compared to last year; the Company's strongest fourth quarter since the acquisition of Safeway

•	Own Brands sales penetration increased 60 basis points to 23% in fiscal 2017 compared to last year

•	Instacart same day delivery offered in over 1,300 stores at end of fiscal 2017; targeting more than 2,000 stores in fiscal 2018

•	Drive-up and Go pick-up available in over 100 stores at end of fiscal 2017; targeting more than 500 stores in fiscal 2018

•	Announced Merger Agreement with Rite Aid, creating a leader in food, health and wellness

"We are very encouraged by the trends in our business as we returned to positive identical store sales and saw operating income and Adjusted EBITDA improvements during the fourth quarter," said Bob Miller, Chairman and CEO. "We expect to continue the positive momentum into fiscal 2018 with identical store sales growth, as we continue to build and expand our digital offerings to enhance loyalty in store and online, including the recent announcement of a new digital marketplace, which is being launched to expand selection for our customers later this year. In addition, we continue to enhance our Own Brand offerings and increase sales of these high-quality items that are unique to our stores. We believe that these efforts, together with incremental synergies from the Safeway acquisition and the additional cost reduction initiatives we outlined last quarter, will result in Adjusted EBITDA of approximately $2.7 billion in fiscal 2018."

"We are also looking forward to our merger with Rite Aid, which will create a leader in food, health and wellness, with excellent presence on the west coast and a strong position in the northeast," added Miller. "We will be uniquely positioned to serve our customers' needs. We expect to realize significant synergies, both increasing revenues and reducing our costs, that in turn should improve shareholder returns and enable us to reduce debt and enhance financial flexibility."

Q4 2017 Results
Sales and other revenue increased $217.1 million, or 1.6%, to $14.0 billion during the 12 weeks ended February 24, 2018 ("fourth quarter of fiscal 2017") from $13.8 billion during the 12 weeks ended February 25, 2017 ("fourth quarter of fiscal 2016"). The increase in sales was primarily driven by the Company's 0.6% increase in identical store sales and higher fuel sales. The Company's identical store sales growth during the quarter benefited from improvements in customer traffic trends and an increase in average ticket.
Gross profit margin decreased to 28.1% for the fourth quarter of fiscal 2017 compared to 28.5% for the fourth quarter of fiscal 2016. Excluding the impact of fuel, gross profit margin decreased 30 basis points. The decrease was primarily attributable to investments in promotions and price in addition to higher shrink expense. Though shrink expense increased over the fourth quarter of fiscal 2016, the Company experienced sequential improvement in shrink expense as a percentage of sales as compared to the third quarter of fiscal 2017.

Selling and administrative expenses improved to 26.6% of sales for the fourth quarter of fiscal 2017 compared to 27.1% of sales for the fourth quarter of fiscal 2016. Excluding the impact of fuel, Selling and administrative expenses as a percentage of sales improved 40 basis points during the fourth quarter of fiscal 2017 compared to the fourth quarter of fiscal 2016. The improvement in Selling and administrative expenses as a percentage of sales was primarily attributable to leveraging of employee expenses and occupancy costs and a favorable adjustment to pension expense, net.

Interest expense was $195.6 million in the fourth quarter of fiscal 2017 compared to $219.8 million during the fourth quarter of fiscal 2016. The decrease in interest expense primarily reflects the write-off of deferred financing costs in the fourth quarter of fiscal 2016 and lower average interest rates on outstanding borrowings as a result of the Company's refinancing of its term loan facilities during the fourth quarter of fiscal 2016 and fiscal 2017 in addition to lower interest costs relating to the repurchases and cancellation of certain outstanding notes in the third and fourth quarters of fiscal 2017.

Income tax benefit was $373.0 million and $79.9 million for the fourth quarter of fiscal 2017 and the fourth quarter of fiscal 2016, respectively. The income tax benefit for the fourth quarter of fiscal 2017 includes a non-cash benefit of $390.6 million as a result of a reduction in net deferred tax liabilities due to the lower corporate income tax rate from the enactment of the Tax Cuts and Job Act (the “Tax Act”), partially offset by an increase in net deferred tax liabilities from the reorganization of certain of the Company’s subsidiaries previously taxed as a partnership.

Net income was $388.3 million for the fourth quarter of fiscal 2017, which includes the $373.0 million income tax benefit discussed above.

Adjusted EBITDA was $712.0 million, or 5.1% of sales, during the fourth quarter of fiscal 2017 compared to $686.5 million, or 5.0% of sales, during the fourth quarter of fiscal 2016. The increase in Adjusted EBITDA during the fourth quarter of fiscal 2017 was primarily attributable to the Company's higher operating income compared to the same period last year.

Fiscal 2017 Results
Sales and other revenue increased 0.4% to $59.9 billion during the 52 weeks ended February 24, 2018 ("fiscal 2017") from $59.7 billion during the 52 weeks ended February 25, 2017 ("fiscal 2016"). The primary increase in sales was driven by new stores and acquisitions and increases in fuel sales, partially offset by a 1.3% decline in identical store sales.

Gross profit margin decreased to 27.3% in fiscal 2017 compared to 27.9% in fiscal 2016. Excluding the impact of fuel, gross profit margin decreased 50 basis points primarily due to investments in promotions and price and higher shrink expense.

Selling and administrative expenses increased to 27.1% of sales during fiscal 2017, compared to 26.8% of sales during fiscal 2016. Excluding the impact of fuel, Selling and administrative expenses as a percentage of sales increased 40 basis points during fiscal 2017 compared to fiscal 2016.

Interest expense was $874.8 million in fiscal 2017 compared to $1,003.8 million in fiscal 2016. The decrease in interest expense primarily reflects lower average interest rates on outstanding borrowings as a result of the Company's refinancing transactions during fiscal 2016.

Income tax benefit was $963.8 million and $90.3 million in fiscal 2017 and fiscal 2016, respectively. The income tax benefit in fiscal 2017 includes a net $218.0 million non-cash benefit from the reversal of a valuation allowance during fiscal 2017 and a net non-cash benefit of $390.6 million in the fourth quarter of fiscal 2017 as a result of a reduction in net deferred tax liabilities due to the lower corporate income tax rate from the enactment of the Tax Act, partially offset by an increase in net deferred tax liabilities from the reorganization of certain of the Company’s subsidiaries previously taxed as a partnership.

Net income was $46.3 million during fiscal 2017, which includes the $963.8 million income tax benefit discussed above.

During fiscal 2017, Adjusted EBITDA was $2.4 billion, or 4.0% of sales, compared to $2.8 billion, or 4.7% of sales, during fiscal 2016.

Liquidity and Capital Expenditures
As of February 24, 2018, we had no borrowings outstanding under our $4.0 billion ABL facility, and total availability of approximately $3.1 billion (net of letters of credit usage). Total debt decreased $462 million to $11,876 million at fiscal year end 2017.
Capital expenditures were $1,547.0 million during fiscal 2017, which included 20 new store openings, including five acquired stores, 166 remodels and continued investment in the Company's digital and eCommerce technology.

2018 Outlook

The following outlook does not give effect to the pending merger with Rite Aid Corporation ("Rite Aid").

•	The Company anticipates identical store sales growth of 1.5% to 2.0% for the full year in fiscal 2018.

•	The Company expects improvements in operating income of approximately $280 million to $320 million resulting in Adjusted EBITDA of approximately $2.7 billion.

•	The Company expects interest expense to remain relatively flat.

•	The Company expects its effective tax rate to be in the range of 25% to 27%, excluding discrete items.

•	The Company expects to spend approximately $1.2 billion in capital expenditures.

Rite Aid Merger

On February 18, 2018, the Company entered into a definitive merger agreement with Rite Aid, one of the nation's leading drugstore chains. The merger will provide customers with flexible and convenient access to a full range of food, health and wellness offerings and is expected to deliver significant value to customers, employees and shareholders. Additional information with respect to the expected benefits, synergies, and opportunities presented by the Company's pending merger with Rite Aid, as well as the related risks and uncertainties, is contained in the Company's preliminary proxy statement/prospectus, included within the Company's registration statement on Form S-4 (File No. 333-224169) filed with the Securities and Exchange Commission ("SEC") on April 6, 2018.
Casa Ley Disposition
During the fourth quarter of fiscal 2017, the Company completed the sale of its equity method investment in Casa Ley S.A. de C.V. ("Casa Ley") and distributed approximately $0.934 in cash per Casa Ley CVR (or approximately $222 million in the aggregate) pursuant to the terms of the Casa Ley CVR agreement.

Albertsons Companies, Inc. Reorganization
On December 3, 2017, the Company completed a reorganization of its legal entity structure to make Albertsons Companies, Inc. the corporate parent. In addition, on February 25, 2018, Albertsons Companies, LLC merged with and into Albertsons Companies, Inc., with Albertsons Companies, Inc. as the surviving corporation. The completion of the reorganization and merger simplify the Company’s overall tax reporting and compliance requirements, permit the Company to be more tax efficient in the future and reduce administrative compliance costs.

About Albertsons Companies

Albertsons Companies is a leading food and drug retailer located in the United States. As of February 24, 2018, we operated 2,318 retail food and drug stores with 1,777 pharmacies, 397 associated fuel centers, 23 dedicated distribution centers, five Plated fulfillment centers and 20 manufacturing facilities. The Company's stores predominantly operate under the banners Albertsons, Safeway, Vons, Pavilions, Randalls, Tom Thumb, Carrs, Sav-On, Jewel-Osco, Acme, Shaw’s, Star Market, United Supermarkets, Market Street, Amigos, Haggen and United Express.

Forward-Looking Statements

This earnings report may include forward-looking statements within the meaning of the federal securities laws. Forward-looking statements contain information about future operating or financial performance. Forward-looking statements are based on the Company's current expectations and assumptions about market conditions and its future operating performance which we believe to be reasonable at this time, as well as statements regarding the benefits of the proposed merger with Rite Aid and related integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the transactions contemplated by the merger agreement and any assumptions underlying any of the foregoing. The words “expect,” “believe,” “estimate,” “intend,” “plan” and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to various risks and uncertainties, assumptions (including assumptions about general economic, market, industry and operational factors), known or unknown, which could cause the actual results to vary materially from those indicated or anticipated. Such risks and uncertainties include, but are not limited to, risks related to the expected timing and likelihood of completion of the pending merger between the Company and Rite Aid, including the risk that the transaction may not close due to one or more closing conditions to the transaction not being satisfied or waived, such as regulatory approvals not being obtained, on a timely basis or otherwise, or that a governmental entity prohibited, delayed or refused to grant approval for the consummation of the transaction or required certain conditions, limitations or restrictions in connection with such approvals, or that the required approval of the merger agreement by the stockholders of Rite Aid was not obtained; risks related to the ability of the Company and Rite Aid to successfully integrate the businesses; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement (including circumstances requiring a party to pay the other party a termination fee pursuant to the merger agreement); the risk that there may be a material adverse change impacting Rite Aid or the Company; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Rite Aid’s common stock, and the risk that the proposed transactions and their announcements could have an adverse effect on the ability of Rite Aid and the Company to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally; risks related to successfully integrating the businesses of Rite Aid and the Company, which may result in the combined company not operating as effectively and efficiently as expected; the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies; and risks associated with the financing of the proposed transaction. In addition, the Company's results may vary significantly from quarter to quarter, and these expectations and assumptions involve risks and uncertainties, including changes in macroeconomic conditions and the Company's industry, failure to achieve anticipated synergies and cost-savings, increased rates of food price inflation or deflation and other factors that could cause actual results or events to be materially different from those anticipated. A further list and description of risks and uncertainties related to the Company and its proposed merger with Rite Aid can be found in Rite Aid’s Annual Report on Form 10-K for the fiscal year ended March 4, 2017 filed with the SEC and in the Form S-4 registration statement that was filed with the SEC by the Company on April 6, 2018 in connection with the proposed merger, and other documents that the parties may file or furnish with the SEC, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relate only to the date they were made, and the Company, Rite Aid, and their subsidiaries undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made except as required by law or applicable regulation.

Additional Information and Where to Find It

In connection with the proposed strategic combination involving Rite Aid and the Company, Rite Aid and the Company intend to file relevant materials with the SEC. The Company filed with the SEC a registration statement on Form S-4 on April 6, 2018 that includes a preliminary proxy statement/prospectus to be distributed to Rite Aid’s stockholders. When it becomes available, Rite Aid will mail the definitive proxy statement/prospectus and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. RITE AID’S EXISTING PUBLIC FILINGS WITH THE SEC SHOULD ALSO BE READ, INCLUDING THE RISK FACTORS CONTAINED THEREIN.

Investors and security holders may obtain copies of the Form S-4, including the proxy statement/prospectus, as well as other filings containing information about Rite Aid, free of charge, from the SEC’s Web site (www.sec.gov). Investors and security holders may also obtain Rite Aid’s SEC filings in connection with the transaction, free of charge, from Rite Aid’s Web site (www.RiteAid.com) under the link “Investor Relations” and then under the tab “SEC Filings,” or by directing a request to Rite Aid, Byron Purcell, Attention: Senior Director, Treasury Services & Investor Relations. Copies of documents filed with the SEC by the Company will be made available, free of charge, on the Company’s website at www.albertsonscompanies.com.

Participants in Solicitation

Rite Aid, the Company and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of Rite Aid common stock in respect of the proposed transaction. Information regarding Rite Aid’s directors and executive officers is available in its definitive proxy statement for Rite Aid’s 2017 annual meeting of stockholders filed with the SEC on June 7, 2017, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such definitive proxy statement. Information about the directors and executive officers of the Company is set forth in the Form S-4. Other information regarding the interests of the participants in the proxy solicitation is included in the proxy statement/prospectus. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Non-GAAP Measures

EBITDA and Adjusted EBITDA (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income and gross profit. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing operating performance, and thereby facilitate review of its operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to the Company's results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes EBITDA and Adjusted EBITDA provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company also uses Adjusted EBITDA, as further adjusted for additional items defined in its debt instruments, for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	Fourth Quarter Fiscal 2017	Fourth Quarter Fiscal 2016	Fiscal 2017	Fiscal 2016
Net sales and other revenue	$14,033.7	$13,816.6	$59,924.6	$59,678.2
Cost of sales	10,085.4	9,882.8	43,563.5	43,037.7
Gross profit	3,948.3	3,933.8	16,361.1	16,640.5

Selling and administrative expenses	3,735.0	3,747.8	16,223.7	16,000.0
Goodwill impairment	—	—	142.3	—
Operating income (loss)	213.3	186.0	(4.9)	640.5

Interest expense, net	195.6	219.8	874.8	1,003.8
Loss (gain) on debt extinguishment	0.3	—	(4.7)	111.7
Other expense (income)	2.1	11.5	42.5	(11.4)
Income (loss) before income taxes	15.3	(45.3)	(917.5)	(463.6)

Income tax benefit	(373.0)	(79.9)	(963.8)	(90.3)
Net income (loss)	$388.3	$34.6	$46.3	$(373.3)

Margins
Gross profit	28.1%	28.5%	27.3%	27.9%
Selling and administrative expenses	26.6%	27.1%	27.1%	26.8%

Store data
Number of stores at end of quarter	2,318	2,324

Albertsons Companies, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)
(unaudited)

	February 24, 2018	February 25, 2017
ASSETS
Current assets
Cash and cash equivalents	$670.3	$1,219.2
Receivables, net	615.3	631.0
Inventories, net	4,421.1	4,464.0
Prepaid assets	368.6	345.3
Other current assets	73.3	133.7
Total current assets	6,148.6	6,793.2

Property and equipment, net	10,770.3	11,511.8
Intangible assets, net	3,142.5	3,497.8
Goodwill	1,183.3	1,167.8
Other assets	567.6	784.4
TOTAL ASSETS	$21,812.3	$23,755.0

LIABILITIES
Current liabilities
Accounts payable	$2,833.0	$3,034.7
Accrued salaries and wages	984.1	1,007.5
Current maturities of long-term debt and capitalized lease obligations	168.2	318.5
Current portion of self-insurance liability	296.0	293.3
Taxes other than income taxes	323.5	348.8
Other current liabilities	424.8	738.0
Total current liabilities	5,029.6	5,740.8

Long-term debt and capitalized lease obligations	11,707.6	12,019.4
Deferred income taxes	579.9	1,479.8
Long-term self-insurance liability	921.7	971.6
Other long-term liabilities	2,175.3	2,172.2

Commitments and contingencies

STOCKHOLDERS' / MEMBER EQUITY
Member investment	—	1,999.3
Common stock	2.8	—
Additional paid-in capital	1,773.3	—
Accumulated other comprehensive income (loss)	191.1	(12.8)
Accumulated deficit	(569.0)	(615.3)
Total stockholders' / member equity	1,398.2	1,371.2
TOTAL LIABILITIES AND STOCKHOLDERS' / MEMBER EQUITY	$21,812.3	$23,755.0

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Fiscal 2017	Fiscal 2016
Cash flows from operating activities:
Net income (loss)	$46.3	$(373.3)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net loss (gain) on property dispositions, asset impairment and lease exit costs	66.7	(39.2)
Goodwill impairment	142.3	—
Depreciation and amortization	1,898.1	1,804.8
LIFO expense (benefit)	3.0	(7.9)
Deferred income tax	(1,094.1)	(219.5)
Pension and post-retirement benefits expense	(0.9)	95.5
Contributions to pension and post-retirement benefit plans	(21.9)	(11.5)
Gain on interest rate swaps and commodity hedges, net	(6.2)	(7.0)
Amortization and write-off of deferred financing costs	56.1	84.4
(Gain) loss on debt extinguishment	(4.7)	111.7
Equity-based compensation expense	45.9	53.3
Other	110.3	70.3
Changes in operating assets and liabilities, net of effects of acquisition of businesses:
Receivables, net	21.7	(9.2)
Inventories, net	45.6	2.7
Accounts payable, accrued salaries and wages and other accrued liabilities	(158.2)	233.6
Self-insurance liabilities	(55.3)	(42.5)
Other operating assets and liabilities	(75.9)	67.3
Net cash provided by operating activities	1,018.8	1,813.5

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(148.8)	(220.6)
Payments for property, equipment, intangibles, including payments for lease buyouts	(1,547.0)	(1,414.9)
Proceeds from sale of assets	939.2	477.0
Proceeds from sale of Casa Ley	344.2	—
Other	(57.2)	82.3
Net cash used in investing activities	(469.6)	(1,076.2)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	290.0	3,053.1
Payments on long-term borrowings	(870.6)	(2,832.7)
Payment of make-whole premium on debt extinguishment	—	(87.7)
Payments of obligations under capital leases	(107.2)	(123.2)
Payments for debt financing costs	(1.5)	(31.8)
Payment of Casa Ley contingent value right	(222.0)	—
Employee tax withholding on vesting of phantom units	(17.5)	(17.4)
Member distributions	(250.0)	—
Proceeds from financing leases	137.6	—
Other	(56.9)	(58.1)
Net cash used in financing activities	(1,098.1)	(97.8)

Net (decrease) increase in cash and cash equivalents	(548.9)	639.5
Cash and cash equivalents at beginning of period	1,219.2	579.7
Cash and cash equivalents at end of period	$670.3	$1,219.2

Albertsons Companies, Inc. and Subsidiaries
Adjusted EBITDA
(in millions)

Adjusted EBITDA
The following is a reconciliation of Net income (loss) to Adjusted EBITDA (in millions):

	Fourth Quarter Fiscal 2017	Fourth Quarter Fiscal 2016	Fiscal 2017	Fiscal 2016
Net income (loss)	$388.3	$34.6	$46.3	$(373.3)
Depreciation and amortization	436.1	430.8	1,898.1	1,804.8
Interest expense, net	195.6	219.8	874.8	1,003.8
Income tax benefit	(373.0)	(79.9)	(963.8)	(90.3)
EBITDA	647.0	605.3	1,855.4	2,345.0

(Gain) loss on interest rate and commodity hedges, net	(0.6)	4.2	(6.2)	(7.0)
Acquisition and integration costs (1)	56.2	47.9	217.7	213.6
Loss (gain) on debt extinguishment	0.3	—	(4.7)	111.7
Equity-based compensation expense	21.3	19.1	45.9	53.3
Net (gain) loss on property dispositions, asset impairment and lease exit costs (2)	(0.1)	(0.4)	66.7	(39.2)
Goodwill impairment	—	—	142.3	—
LIFO (benefit) expense	(21.0)	(16.4)	3.0	(7.9)
Collington acquisition (3)	—	—	—	78.9
Facility closures and related transition costs (4)	1.4	2.7	12.4	23.0
Other (5)	7.5	24.1	65.4	45.1
Adjusted EBITDA	$712.0	$686.5	$2,397.9	$2,816.5
(1) Primarily includes costs related to acquisitions, integration of acquired businesses, expenses related to management fees paid in connection with acquisition and financing activities, adjustments to tax indemnification assets and liabilities and losses on acquired contingencies in connection with the Safeway acquisition.
(2) Fiscal 2017 includes asset impairment losses of $100.9 million primarily related to underperforming stores. Fiscal 2016 includes a net gain of $42.9 million related to the disposition of a portfolio of surplus properties.
(3) Charge to pension expense, net related to the settlement of a pre-existing contractual relationship and assumption of the pension plan related to the Collington acquisition.
(4) Includes costs related to facility closures and the transition to our decentralized operating model.
(5) Primarily includes lease adjustments related to deferred rents and deferred gains on leases. Also includes amortization of unfavorable leases on acquired Safeway surplus properties, estimated losses related to the security breach, changes in our equity method investment in Casa Ley, fair value adjustments to CVRs, foreign currency translation gains, costs related to our initial public offering and pension expense (exclusive of the charge related to the Collington acquisition) in excess of cash contributions.

Albertsons Companies, Inc. and Subsidiaries
Forecasted Adjusted EBITDA
(in millions)

Forecasted Adjusted EBITDA
The following is a reconciliation of forecasted operating income to forecasted Adjusted EBITDA (in millions):

	Fiscal 2018 Outlook
	Low	High
Forecasted operating income	$475	$550
Forecasted adjustments for:
Depreciation and amortization	1,900	1,890
Acquisition and integration costs (1)	155	145
Equity-based compensation expense	45	40
Other adjustments (2)	105	95
Forecasted Adjusted EBITDA	$2,680	$2,720
(1) Primarily includes forecasted costs related to integration of acquired businesses, acquisitions and amortization of management fees paid.
(2) Primarily includes forecasted LIFO expense and lease adjustments related to deferred rents and deferred gains on leases and estimated net costs incurred on acquired surplus properties.